Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

                THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Jeff Carlson (“Employee”) and Minn-Dak Farmers Cooperative (“Company”).

                1.             Separation Payment.  In consideration for the mutual promises exchanged herein, the Company will pay to Employee the sum of $74,500, less applicable withholdings (“Separation Payment”), which is an amount equivalent to six (6) months’ base compensation, provided Employee does not exercise his right of rescission under Section 8 herein.  The Separation Payment will be paid in thirteen (13) equal bi-weekly installments, less applicable withholdings, with the first installment coming due on the first regular payroll date that occurs following the expiration of seven (7) days after Employee’s execution of this Agreement.

Further, provided Employee does not exercise his right of rescission under Section 8 herein, if Employee elects to continue participating in the Company’s group medical insurance program pursuant to applicable federal COBRA regulations following the Separation Date (as such term is defined in Section 5), then the Company will continue to pay an amount equal to the employer’s portion of the total COBRA premium until the earlier of (i) the expiration of six (6) months following the Separation Date, or (ii) the date Employee becomes eligible for alternative coverage.

Finally, with or without this Agreement, the Company will pay Employee his accrued vacation which the parties acknowledge totals $21,714 less applicable withholdings.

                2.             Discharge of Claims.  Employee, on behalf of himself, his agents, representatives, attorneys, assignees, insurers, heirs, executors, and administrators, covenants not to sue and hereby releases and forever discharges the Company and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors, and all affiliated companies and corporations and their respective past and present employees, agents, insurers, officials, officers and directors from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or termination of employment with the Company, including but not limited to claims, demands or actions arising under the Federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by the Older Workers Benefit Protection Act, , the North Dakota Human Rights Act, N.D. Cent. Code § 14-02.4-01 et seq., the North Dakota Equal Pay Act, N.D. Cent. Code § 34-06.1-01 et seq., the North Dakota Age Discrimination Act, N.D. Cent. Code § 34-01-17, any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.  Employee further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement against Company, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, retaliation, whistle-blowing, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for wages, damages, attorney’s fees or costs.  Employee acknowledges that this release of claims includes all claims that he is legally permitted to release, and as such does not apply to any vested rights under Company’s retirement plans, nor does it preclude him from filing a charge of discrimination, though he may not recover any damages if he does file such a charge or if he has filed such a charge.

                3.             Confidential Information Acquired During Employment.  Employee agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company.  Employee agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by Company.  Employee acknowledges that any violation of this non-disclosure provision shall entitle Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

                4.             Confidentiality, No Disparaging Remarks.  Employee represents and agrees that he will keep the terms and facts of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company.  Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company or any of the other released persons or entities herein to any other person or entity.

                5.             Separation From Employment.  The parties mutually agreed that Employee’s employment with the Company ended on May 12, 2010 (“Separation Date”), and Employee is electing to sign this Agreement after his employment ended.

                6.             Cooperation.  At the request of the Company, Employee will cooperate with the Company in any claims or lawsuits where Employee has knowledge of the facts.  Employee further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company or with their attorneys or agents in any claims or lawsuits which such person may bring.  However, nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena, nor does it preclude Employee from filing a charge of discrimination or cooperating with government agencies in connection with a charge (though he may not recover damages if he does file such a charge or if he has filed such a charge as noted in Section 2 above).

                7.             No Wrongdoing.  Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any person or entity, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by any person or entity.

                8.             Rescission.  This Agreement contains a release of certain legal rights which Employee may have, including rights under the Age Discrimination in Employment Act.  Employee should consult with an attorney regarding such release and other aspects of this Agreement before signing this Agreement.  Employee understands that he may nullify and rescind this Agreement at any time within the next seven (7) days from the date of signature below by indicating his desire to do so in writing and delivering that writing to Greg J. Schmalz, Director of Human Resources, Minn-Dak Farmers Cooperative, 7525 Red River Road, Route 1, Box 10, Wahpeton ND 58075-9698, by hand or by certified mail.  Employee further understands that if he rescinds this Agreement, the Company will not be bound by the terms of this Agreement, and, specifically, that he shall have no right to receive the Separation Payment.

                9.             North Dakota Law Applies.  The terms of this Agreement will be governed by the laws of the State of North Dakota, and shall be construed and enforced thereunder.  Any dispute arising out of this Agreement shall be decided by a court of appropriate jurisdiction in North Dakota.

                10.          Merger.  This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company or their respective representatives.  Employee understands and agrees that all claims which he has or may have against the Company and the other released parties are fully released and discharged by this Agreement.  The only claim which Employee may hereafter assert is limited to an alleged breach of this Agreement.

                11.          Invalidity.  If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

                12.          Employee Understands the Terms of this Agreement.  Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefore, if any; (c) Employee is legally competent to execute this Agreement and accepts full responsibility therefore; (d) the Company has advised Employee to consult with an attorney, and Employee has had a sufficient opportunity to consult with an attorney; (e) the Company has allowed Employee twenty-one (21) days within which to consider this proposed Agreement; and (f) Employee fully understands this Agreement and has had a sufficient opportunity to be advised by counsel regarding the consequences of signing this Agreement.  The parties acknowledge and agree that if Employee has not signed this proposed Agreement within the twenty-one (21) day period following the Company’s presentation of the offer of this Agreement to Employee, then the offer of this Agreement shall expire by its own terms and be of no further force or effect without any further action required on the part of the Company.

EMPLOYEE

Dated:	5/18/2010	/s/ Jeffrey L. Carlson

Dated:	May 12, 2010	MINN-DAK FARMERS COOPERATIVE

		By	/s/ Greg J. Schmalz
		Its	Director of Human Resources